Exhibit 99

Media Contact	May 9, 2007
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for First Quarter Ended March 31, 2007

Net Operating Revenues Up 1.6%

Operating Earnings Improve

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company,” “we,” “our,” or “us”) today reported its results of operations for the first quarter ended March 31, 2007.

As discussed in more detail in the Form 10-Q filed today with the United States Securities and Exchange Commission (the “SEC”), historically, we have reported five segments: inpatient, surgery centers, outpatient, diagnostic, and corporate and other. Based on our strategic focus in the inpatient rehabilitation industry and the reclassification of our surgery centers, outpatient, and diagnostic divisions to discontinued operations, we have modified our segment reporting from five reportable segments to one reportable segment in the first quarter of 2007. Amounts historically reported as part of our corporate and other segment, which primarily represented the corporate overhead costs associated with our operating divisions, are no longer considered a reportable segment due to our strategic repositioning as a pure-play post-acute care provider and the change in the manner in which we now manage the Company. Rather these corporate overhead costs are now presented on the line entitled General and administrative expenses in our condensed consolidated statements of operations and comprehensive loss. Therefore, the condensed consolidated results of operations of the Company presented herein represent the continuing operations of our inpatient division, including corporate overhead. Our condensed consolidated results of operations include overhead costs associated with managing and providing shared services to our surgery centers, outpatient, and diagnostic divisions, even though these divisions qualify as discontinued operations.

Net operating revenues for the first quarter were $448.6 million, a 1.6% increase from the same quarter of 2006. This increase was primarily attributable to an increase in our patient case mix index, pricing changes that became effective on October 1, 2006, and continued compliant case growth.

Operating earnings were $32.1 million for the first quarter of 2007 compared to operating earnings of $1.9 million for the first quarter of 2006. Operating expenses decreased by 4.8% quarter over quarter due to a reduction in the liability associated with our securities litigation settlement based on the value of our common stock and the associated common stock warrants underlying the settlement and a reduction in professional fees. The first quarter of 2006 also included a gain from Source Medical of $6.0 million. General and administrative expenses show an increase due to our investment in a development function, increased internal audit costs, and costs related to installing new accounting systems for the Company to be in place for 2008.

Results for continuing operations in the first quarter of 2007 included a pre-tax loss from continuing operations of $25.9 million, or $0.33 per share, compared to a $419.1 million pre-tax loss from continuing operations, or $5.27 per share, in the first quarter of 2006. The first quarter of 2006 included a $361.1 million loss on early extinguishment of debt.

“The results for the first quarter are the first time we have reported on a “pure-play” basis and represent an encouraging start to the year,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Revenues were up 1.6% compared to the first quarter of 2006, while operating earnings improved appreciably over the same time period. Discharges from our hospitals increased 3.1% sequentially, and our unit pricing was stronger as we treated higher acuity patients. Labor costs increased 5.3% in the quarter, driven by merit increases, select market adjustments, and increased utilization of higher-priced contract labor due to shortages of registered nurses and therapists in certain markets. Our objective is to manage our labor costs closer to the 4% increase level on a go-forward basis.”

“To better delineate the Company’s corporate overhead costs, we have re-formatted our condensed consolidated statement of operations to include a new line item: General and Administrative Expenses (“G&A”),” said John Workman, Executive Vice President and Chief Financial Officer. “This line item approximates our previously reported corporate and other segment and includes the costs associated with corporate departments such as accounting, information technology, and legal, among others. G&A also includes corporate overhead costs associated with supporting all divisions, even though we report the operating results of the surgery centers, outpatient, and diagnostic divisions in discontinued operations. Corporate overhead costs associated with our surgery centers, outpatient, and diagnostic divisions will not be eliminated until after the announced transactions close. As I indicated in our previous earnings calls, to better understand the Company’s future operating earnings run-rate, one needs to normalize corporate costs. While we report G&A of 10.0% of net operating revenues in the first quarter of 2007, G&A would have been 5.9% of net operating revenues if we included net operating revenues from discontinued operations. However, we still have the goal to reduce G&A to our previously stated objective of 4.75% of net operating revenues by the end of 2008.”

Cash Flow and Balance Sheet

Cash and cash equivalents were $26.2 million as of March 31, 2007. Total debt was $3.3 billion. Our government, class action, and related settlements liability decreased by $29.9 million during the first quarter of 2007, and capital expenditures were $6.0 million for the quarter.

As of March 31, 2007, approximately $140.0 million was drawn under our $400 million revolving credit facility primarily due to the timing of interest payments, government settlement payments, costs incurred related to our divestiture activities, and fees associated with the amendment to our Credit Agreement. We announced the closing of our transaction to sale our outpatient division to Select Medical Corporation on May 1, 2007, and we will use the proceeds from this transaction to reduce our outstanding debt. We will also use the anticipated proceeds from the divestiture of our surgery centers and diagnostic divisions to deleverage the Company. However, no assurances can be given as to whether or when such proceeds will be received from the divestiture of the two remaining non-core divisions.

HealthSouth’s Form 10-Q for the quarterly period ended March 31, 2007 can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q filed today.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Millions, Except Per Share Data)
	Three Months Ended March 31,

	2007	2006
Net operating revenues	$ 448.6	$ 441.6
Operating expenses:
Salaries and benefits	217.4	206.4
Other operating expenses	70.3	63.6
General and administrative expenses	44.7	40.9
Supplies	26.3	25.6
Professional fees—accounting, tax, and legal	21.8	48.6
Depreciation and amortization	18.2	20.2
Occupancy costs	13.3	13.1
Provision for doubtful accounts	10.6	7.4
Loss on disposal of assets	–	0.9
Government, class action, and related settlements expense	(12.2)	4.3
Total operating expenses	410.4	431.0
Loss on early extinguishment of debt	–	361.1
Interest expense and amortization of debt discounts and fees	58.5	59.9
Other income	(4.8)	(3.8)
Loss on interest rate swap	4.3	3.8
Equity in net income of nonconsolidated affiliates	(2.7)	(1.9)
Minority interests in earnings of consolidated affiliates	8.8	10.6
Loss from continuing operations before income tax expense	(25.9)	(419.1)
Provision for income tax expense	3.3	13.7
Loss from continuing operations	(29.2)	(432.8)
Loss from discontinued operations, net of income tax expense	(27.4)	(2.3)
Net loss	(56.6)	(435.1)
Convertible perpetual preferred dividends	(6.5)	–
Net loss available to common shareholders	$ (63.1)	$ (435.1)
Comprehensive loss:
Net loss	$ (56.6)	$ (435.1)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	0.1	(0.4)
Unrealized loss on available-for-sale securities	(3.5)	–
Other comprehensive loss	(3.4)	(0.4)
Comprehensive loss	$ (60.0)	$ (435.5)
Weighted average common shares outstanding:
Basic	78.7	79.5
Diluted	92.1	83.0
Basic and diluted loss per common share:
Loss from continuing operations available to
common shareholders	$ (0.45)	$ (5.44)
Loss from discontinued operations, net of tax	(0.35)	(0.03)
Net loss per share available to common shareholders	$ (0.80)	$ (5.47)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 26.2	$ 27.2
Current portion of restricted cash	53.8	67.8
Current portion of restricted marketable securities	16.4	37.5
Accounts receivable, net of allowance for doubtful accounts
of $36.9 in 2007; $36.4 in 2006	224.3	217.3
Insurance recoveries receivable	230.0	230.0
Other current assets	81.1	78.1
Current assets held for sale	217.4	222.4
Total current assets	849.2	880.3
Property and equipment, net	792.3	811.5
Goodwill	406.1	406.1
Intangible assets, net	29.5	30.4
Investment in and advances to nonconsolidated affiliates	39.6	40.2
Assets held for sale	794.1	830.9
Income tax refund receivable	207.0	218.8
Other long-term assets	120.0	142.6
Total assets	$ 3,237.8	$ 3,360.8
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 44.0	$ 33.6
Accounts payable	62.5	67.5
Accrued expenses and other current liabilities	405.0	362.0
Refunds due patients and other third-party payors	15.6	12.8
Government, class action, and related settlements	523.3	570.6
Current liabilities held for sale	196.7	215.0
Total current liabilities	1,247.1	1,261.5
Long-term debt, net of current portion	3,294.5	3,343.1
Liabilities held for sale	44.6	40.6
Other long-term liabilities	253.7	241.7
	4,839.9	4,886.9
Commitments and contingencies
Minority interest in equity of consolidated affiliates	262.5	271.1
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ Deficit:
Total shareholders’ deficit	(2,252.0)	(2,184.6)
Total liabilities and shareholders’ deficit	$ 3,237.8	$ 3,360.8

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Millions)

	Three Months Ended March 31,
	2007	2006
Net cash used in operating activities	$ (5.8)	$ (73.1)
Net cash provided by investing activities	63.2	50.2
Net cash used in financing activities	(53.9)	(15.3)
Effect of exchange rate on cash and cash equivalents	0.1	(0.4)
Increase (decrease) in cash and cash equivalents	3.6	(38.6)
Cash and cash equivalents at beginning of period	27.2	166.4
Cash and cash equivalents of divisions and facilities held for sale
at beginning of period	14.1	11.2
Less: Cash and cash equivalents of divisions and facilities held for
sale at end of period	(18.7)	(22.2)
Cash and cash equivalents at end of period	$ 26.2	$ 116.8

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended
	March 31,
	2007	2006
	(In Millions)
Net loss	$ (56.6)	$ (435.1)
Loss from discontinued operations, net of tax	27.4	2.3
Provision for income tax expense	3.3	13.7
Depreciation and amortization	18.2	20.2
Interest expense	58.5	59.9
Other debt related items	4.3	364.9
Other adjustments under Credit Agreement (a):
Professional fees	21.8	48.6
Government, class action, and related settlements expense	(12.2)	4.3
All other (b)	4.0	8.2
Adjusted Consolidated EBITDA (1)*	$ 68.7	$ 87.0

(1) Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe Adjusted Consolidated EBITDA is an important measure that supplements discussion and analysis of our results of operations. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net loss as an operating performance measure or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(a) Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

(b) All other.

	Three Months Ended
	March 31,
	2007	2006
	(In Millions)
Non-cash losses on asset disposals	$ 0.1	$ 0.9
Compensation expense under FASB No. 123 (R)	3.6	4.3
Other	0.3	3.0
All Other	$ 4.0	$ 8.2

*Adjusted Consolidated EBITDA includes G&A expenses for all divisions. G&A expenses approximated 10.0% of consolidated net operating revenues. However, if you include the net operating revenues of the divisions reported in discontinued operations, G&A expenses approximated 5.9% of total net operating revenues.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) loss on interest rate swap, and (5) income tax expense. We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three months ended March 31, 2007 and 2006 were as follows:

	Three Months Ended
	March 31,
	2007	2006
	(In Millions)
Net operating revenues	$ 448.6	$ 441.6
Total operating expenses	410.4	431.0
Equity in net income of nonconsolidated affiliates	(2.7)	(1.9)
Minority interests in earnings of consolidated affiliates	8.8	10.6
Operating earnings	$ 32.1	$ 1.9

Operating earnings is not a defined measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net loss as an operating performance measure. Because operating earnings is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Information

	As of and for the Three Months Ended March 31,
	2007	2006
# of inpatient rehabilitation hospitals	92	93
# of long-term acute care hospitals	8	10
# of outpatient satellites	80	101
Discharges*	25,979	26,002
Outpatient visits	341,189	377,788
Average length of stay	15.0 days	15.7 days
Occupancy %	66.6%	66.9%
# of licensed beds	6,648	6,594
Full-time equivalents**	15,722	16,052

*Represents discharges from our 89 consolidated facilities. Discharges showed improvement over the immediate prior quarter, or “sequential” improvement. Discharges for the fourth quarter of 2007 and 2006 were 25,209 and 26,406, respectively.

**Excludes 858 and 829 full-time equivalents as of March 31, 2007 and 2006, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations and comprehensive loss. Full-time equivalents included in the above table represent those who participate in or support the operations of our facilities.

Our required compliance rates under the 75% Rule are as follows:

		Minimum Compliance Threshold
Cost Reporting Year End	# of Consolidated Hospitals*	50%	60%	65%	75%
June 30	9	July 1, 2004 - June 30, 2005	July 1, 2005 - June 30, 2007	July 1, 2007 - June 30, 2008	July 1, 2008 - forward

December 31	64	January 1, 2005 - December 31, 2005	January 1, 2006 - December 31, 2007	January 1, 2008 - December 31, 2008	January 1, 2009 - forward

May 31	16	June 1, 2005 - May 31, 2006	June 1, 2006 - May 31, 2008	June 1, 2008 - May 31, 2009	June 1, 2009 - forward

*As of March 31, 2007, we operated 92 inpatient rehabilitation hospitals, including three hospitals which we account for under the equity method of accounting.

During the three months ended March 31, 2007 and 2006, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended March 31,
	2007	2006
Medicare	69.2%	69.8%
Medicaid	1.7%	2.1%
Workers' compensation	2.2%	2.6%
Managed care and other discount plans	18.0%	17.0%
Other third-party payors	5.7%	5.3%
Patients	0.5%	0.2%
Other income	2.7%	3.0%
Total	100.0%	100.0%

HealthSouth Corporation and Subsidiaries

Supplemental Information

Our operating results of discontinued operations were as follows:

	Three Months Ended March 31,
	2007	2006
	(In Millions)
Net operating revenues	$ 309.3	$ 361.6
Costs and expenses	296.9	362.7
Impairments	35.9	0.5
Loss from discontinued operations	(23.5)	(1.6)
Gain on disposal of assets of discontinued operations	–	3.5
Income tax expense	(3.9)	(4.2)
Loss from discontinued operations	$ (27.4)	$ (2.3)

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on May 10, 2007 to discuss its results for the first quarter of 2007.

The conference call may be accessed by dialing 866-491-4244 and entering pass code 8761615. International callers should dial 973-582-2815 and enter the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from May 10 until May 24, 2007. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth strives to be the health care company of choice for its patients, employees, physicians, and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of health care services with a focus in the inpatient rehabilitation industry. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.